UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 22, 2008

EMAGEON INC.

(Exact name of registrant as specified in charter)

Delaware	0-51149	63-1240138

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(205) 980-9222

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On June 22, 2008, Emageon Inc. (the “Company”) entered into an agreement (the “Agreement”), with Charles A. Jett, Jr. (the Company’s Chief Executive Officer), and affiliates of Oliver Press Partners, LLC (collectively, the “OPP Investors”) terminating the pending proxy contest with respect to the election of directors at the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”).
     Pursuant to the terms of the Agreement, the OPP Investors irrevocably withdrew the nominations to the Company’s Board of Directors (the “Board”) they had previously made, and terminated the pending proxy contest. The OPP Investors also agreed to vote their shares of the Company’s common stock in favor of the Board’s slate of nominees for the 2008 Annual Meeting.
     In addition, under the Agreement, the Company agreed to make the following changes to the size and composition of the Board:
•	The size of the Board was expanded, effective upon execution of the Agreement, from eight to ten members, and Augustus K. Oliver and Benner Ulrich were appointed by the Board to fill the two new seats, with terms expiring in 2010.

•	Upon his appointment to the Board, Mr. Ulrich was appointed as a new member of the Strategic Alternatives Committee, replacing one member thereof.

•	Mr. Jett agreed to resign from the Board, effective immediately following the 2008 Annual Meeting, and the Agreement provides that Douglas D. French will deliver, no later than June 27, 2008, his resignation from the Board effective immediately following the 2008 Annual Meeting. Mr. Jett will continue to serve, at the discretion of the Board, as the Company’s Chief Executive Officer.

•	The Board will reduce its size from ten to nine members immediately following the resignations of Mr. Jett and Mr. French, and thereafter will not, without the written consent of the OPP Investors, take any action to change the size of the Board so long as either Mr. Oliver or Mr. Ulrich (or any replacement nominee for either Mr. Oliver or Mr. Ulrich) continues to serve on the Board.

•	The Board will appoint, subject to its approval based on a review and background check (such approval not to be unreasonably withheld), Bradley S. Karro to replace Mr. Jett on the Board. If Mr. Karro is not approved by the Board or otherwise chooses not to server as a Board member, Oliver Press Partners, LLC is entitled to select a replacement nominee, subject to the Board’s review and approval (such approval not to be unreasonably withheld or delayed). Upon the appointment of Mr. Karro (or his replacement nominee) to the Board, one member of the Board’s Strategic Alternatives Committee (other than Mr. Ulrich) will be removed, and Mr. Karro (or his replacement nominee) will be appointed as a new member of the Strategic Alternatives Committee.

•	As soon as reasonably practicable following the date of the Agreement, but in any event no later than June 27, 2008, one member of the Board with a term expiring in 2010 (other than Mr. Oliver or Mr. Ulrich) will resign from the Board, and be re-appointed by the Board as a director with a term expiring in 2009.
     Under the Agreement, the Company also agreed that the Strategic Alternatives Committee of the Board of Directors will have the authority to consider all strategic alternatives for the Company, including acquisitions, divestitures, reorganizations, recapitalizations, joint ventures, a sale of the Company and offerings of debt or equity securities, and to engage such advisers, including an investment banking firm, as it shall determine appropriate.
     The Agreement also provides that the Company will adjourn its 2008 Annual Meeting, which is currently scheduled for June 23, 2008, and will reconvene the meeting on July 8, 2008. At the reconvened meeting, stockholders of the Company will be asked to vote on the election of the Board’s slate of director nominees and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2008.
     In addition, the Agreement provides that the Company will reimburse the OPP Investors for reasonable out-of-pocket fees and expenses incurred prior to June 22, 2008 in connection with their nominations and related filings, up to a maximum amount of $75,000.
     The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference. A copy of the joint press release issued by the Company and Oliver Press Partners, LLC relating to the Agreement is included as Exhibit 99.1 to this report.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     The information set forth above in Item 1.01 is incorporated into this Item 5.02 by reference.

ITEM 8.01.	OTHER EVENTS
     On June 23, 2008, the Company will convene its annual meeting of stockholders. Pursuant to the Agreement, and without transacting any other business at the meeting, the Company will adjourn its annual meeting of stockholders to reconvene on July 8, 2008, at 11:00 a.m. Central Daylight Time, at the Company’s offices in Birmingham, Alabama, being the same location announced and used for the June 23, 2008 meeting.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits.

Exhibit No.	Description

10.1	Agreement, dated June 22, 2008, by and among the Company, Charles A. Jett, Jr., Oliver Press Partners, LLC, and certain of its affiliates party thereto

99.1	Press Release, dated June 23, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)
By:	/s/ Charles A. Jett, Jr.
Charles A. Jett, Jr.
Chief Executive Officer

Date: June 23, 2008